                                   Exhibit 5
                                   ---------


                         AMENDMENT TO RIGHTS AGREEMENT


          AMENDMENT dated as of February 9, 1996 (this "Amendment") of that certain Rights Agreement dated as of February 22, 1986 as amended and restated as of February 19, 1988 (the "Agreement") between FMC CORPORATION, a Delaware corporation (the "Company"), and HARRIS TRUST AND SAVINGS BANK, an Illinois banking corporation (the "Rights Agent"). Terms used but not defined in this Amendment shall have the meaning set forth in the Agreement.


                              W I T N E S S E T H


          WHEREAS, on February 22, 1986 the Board of Directors of the Company authorized and declared a dividend distribution of one Right for each share of Common Stock of the Company outstanding at the close of business on the Record Date, and authorized the issuance of one Right for each share of Common Stock of the Company issued between the Record Date (whether originally issued or delivered from the Company's treasury) and the Distribution Date, each Right initially representing the right to purchase one one-hundredth of a share of Junior Participating Preferred Stock, Series A, without par value, of the Company having the Right, powers and preferences set forth in the form of Certificate of Designation, Preferences and Rights attached to the Agreement as Exhibit A, upon the terms and subject to the conditions set forth therein; and

          WHEREAS, on February 19, 1988, the Company and the Rights Agent, in accordance with Section 26 of the Agreement, amended and restated the Agreement in its entirety; and

          WHEREAS, on February 9, 1996, the Board of Directors, in accordance with Section 26 of the Agreement, determined to further supplement and amend the Agreement in certain respects based on its determination that such supplements and amendments would, in light of the provisions, purposes and intent of the Agreement, increase the benefits available to the holders of Common Stock (and, accordingly, to the holders of Rights whose interests prior to the Distribution are coincident with the interests of the holders of Common Stock), and such supplements and amendments are being implemented by executing this Amendment;

          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

          1. Section 1(a) of the Agreement is hereby amended by deleting the percentage "20%" appearing therein and inserting in lieu thereof the percentage "15%."

          2. Section 3(a) of the Agreement is hereby amended by deleting the percentage "30%" appearing therein and inserting in lieu thereof the percentage "15%."

          3. Section 7(a) of the Agreement is hereby amended by deleting the date "March 7, 1996" appearing therein and inserting in lieu thereof the date "March 7, 2006."

          4. Section 7(b) of the Agreement is hereby amended by deleting the figure "$75" appearing therein and inserting in lieu thereof the figure "$300."

          5. Section 11(a)(ii)(B) of the Agreement is hereby amended by deleting each occurrence of the percentage "20%" appearing therein and inserting in lieu thereof the percentage "15%."

          6. Section 23 of the Agreement is hereby amended to add subsections 23(c), 23(d), 23(e) and 23(f) thereto to read as follows:

               (c) The Board of Directors of the Company may, as its option, at any time on or after the first occurrence of a Section 11(a)(ii) Event, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to the provisions of Section 7(e) hereof) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after February 9, 1996 (such exchange ratio being hereinafter referred to as the "Exchange Ratio").

               (d) Immediately upon the action of the Board ordering the exchange of any Rights pursuant to subsection (c) of this Section 23 and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive that number of shares of Common Stock equal to the number of such Rights held by such holder multiplied by the Exchange Ratio. The Company shall promptly give public notice of any such exchange; provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Company promptly shall mail a notice of any such exchange to all of the holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of the shares of Common Stock for Rights will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which have become void pursuant to the provisions of Section 7(e) hereof) held by each holder of Rights.

               (e) In the event that the number of shares of Common Stock which are authorized by the Company's Certificate of Incorporation but not outstanding or reserved for issuance for purposes other than upon exercise of the Rights are not sufficient to permit any exchange of Rights as contemplated in accordance with this Section 23, the Company shall take all such action as may be necessary to authorize additional shares of Common Stock for issuance upon exchange of the Rights.

               (f) The Company shall not be required to issue fractions of shares of Common Stock or to distribute certificates which evidence fractional shares of Common Stock. In lieu of such fractional shares of Common Stock, the Company shall pay to the registered holders of Rights with regard to which such fractional shares of Common Stock would otherwise be issuable an amount in cash equal to the same fraction of the value of a whole share of Common Stock. For purposes of this subsection (f), the value of a whole share of Common Stock shall be the closing price (as determined pursuant to the provisions of Section 11(d)(i) hereof) for the Trading Day immediately prior to the date of exchange pursuant to this
     Section 23.

          7. Exhibit B to the Agreement is hereby amended by deleting each occurrence of the date "March 7, 1996" appearing therein and inserting in lieu thereof the date "March 7, 2006."

          8. Exhibit B to the Agreement is hereby amended by deleting the figure "$75" appearing therein and inserting in lieu thereof the figure "$300."

          9. Exhibit C to the Agreement is hereby amended by deleting each occurrence of the percentage "20%" appearing therein and inserting in lieu thereof the percentage "15%".

          10. Exhibit C to the Agreement is hereby amended by deleting the percentage "30%" appearing therein and inserting in lieu thereof the percentage "15%".

          11. Exhibit C to the Agreement is hereby amended by deleting the figure "$75" appearing therein and inserting in lieu thereof the figure "$300."

          12. Exhibit C to the Agreement is hereby amended by deleting the date "March 7, 1996" appearing therein and inserting in lieu thereof the date "March 7, 2006."

          13. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment.

          14. Except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

          15. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


ATTEST:                                               FMC CORPORATION



By: /s/ Robert L. Day                         By: /s/ Patrick J. Head
    ------------------------------------          -----------------------------
        Name:  Robert L. Day                          Name:  Patrick J. Head
        Title: Secretary                              Title: Vice President


ATTEST:                                       HARRIS TRUST AND SAVINGS BANK



By:  /s/ Keith A. Bradley                     By: /s/ Richard C. Carlson
     -----------------------------------          -----------------------------
         Name:  Keith A. Bradley                      Name:  Richard C. Carlson
         Title: Assistant Vice President              Title: Vice President